Exhibit  10.2

The undersigned requests the issuance of an endorsement to be made part of Policy No.issued by Euler Hermes North
Ameri<:a Insurance Company to:          S ll 0 Z..5"o .f £e.\o.=f't.J C( U,..ifi

red:	limecom Inc	City, State:	Miami,Fl
Eeficiary:	AEC Yield CapitaiLLC	City, State:	Brooklyn, NY

In accordance with your request,the Policy Beneficiary (Beneficiary) will have the following rights under this Policy,subject to the terms and conditions in this Endorsement.

1.
The Beneficiary may file a Claim and Collectionform per the terms and conditions of this Policy. You and/or the Beneficiary will give us,at our request, any additional supporting documents or information regarding the claim.

2.	If a Claim Payment is due under this Policy,we shall make the Claim Payment to the Beneficiary unless the Beneficiary provides us with a written release of its right to receive the Claim Payment.

3.
In order for us to make a Claim Payment to the Beneficiary, both you and the Beneficiary must assign to us,or cause to be assigned to us,any and all rights you or the Beneficiary may have as to the Buyer.

4.	Any Claim Payment made to the Beneficiary shall release and relieve us from any liability to you for the insured receivables that are the subject of the Claim Payment.

5.
Bo th you and the Beneficiary warrant that this Endorsement,by which you instruct us to make all Claim Payments to th<Beneficiary,is in accordance with your respective financial and commercial interests and does not conflict with any applicable laws or regulations. In respect of this Endorsement, the contractual relationship existing between you and th12 Beneficiary is the following: invoice financing   finance facility finance facility secured against trade receivables .

6.
The relationship created by this Endorsement is that the Beneficiary becomes an intended third-party beneficiary under the Policy entitled to the same rights,but none other,that you would have under the Policy, subject to the same terms,conditions, and obligations applicable to you. The rights of the Beneficiary are derivative of your rights,and no independent rights are intended to be created or granted.No additional risks are intended to be covered that involve the Beneficiary.

7.
This Endorsement shall not affect any of your or our rights or obligations under the Policy other than your right to receive a Claim Payment. Your obligations under the Policy shall continue notwithstanding the appointment of the Beneficiary. All rights and remedies that we have against you shall apply to the Beneficiary. You confirm that you have provided the Beneficiary with a copy of the Policy and this Endorsement, which cannot be modified except as provided for per the terms and conditions of the Policy . All notices in connection with the Policy will be addressed to you alone.

8.
This Endorsement shall be effective as oftdh4R.hnd all Claim Payments made after this date shall be paid to the Beneficiary,notwithstanding the dates of the receivables that are the subject of the Claim Payment. This Endorsement remains in effect for any subsequent Policy Periods until the Beneficiary provides us a written release of its interest, signed by an authorized signatory.

9.	For the purposes of this Endorsement only,references to Claim Payments are also construed to include your share of any Recoveries collected by us or the Collection Services Provider.

10.	This Endorsement cannot be amended or cancelled without the agreement of the Beneficiary

This request is not binding upon Euler Hermes North America Insurance Company. The rights of the Bank and the Policyholder with respect to the endorsement requested herein will be limited to the provisions of an endorsement to the above referenced policy actually issued by Euler Hermes North America Insurance Company, which endorsement, if issued,may not necessarily contain provisions identical to those requested above.

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